EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Schedule TO - Tender Offer Statement (Securities Act File No. 333-52372) of our reports dated October 26, 2007 relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund II, Inc. (the “Fund”) and Master Senior Floating Rate LLC (the “Master LLC”), appearing in the corresponding Annual Report on Form N-CSR of the Fund for the year ended August 31, 2007, and of our reports dated October 23, 2006 relating to the financial statements and financial highlights of the Fund and of the Master LLC, appearing in the corresponding Annual Report on Form N-CSR of the Fund for the year ended August 31, 2006. We also consent to the reference to us under the heading “Financial Statements”.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
August 25, 2008